EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-8 (to be filed on or about July 10, 2003) pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc., of our report dated June 18, 2003, with respect to the financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc., included in its Annual Report (Form 10-K) for the year ended April 30, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Long Beach, California

July 10, 2003